Exhibit 99.1

RH REPORTS RECORD FIRST QUARTER FISCAL 2015 FINANCIAL RESULTS

Q1 2015 Comparable Brand Revenue Growth of 15% on Top of 18% Last Year; Adjusted Net Income Increased 38%

Company Increases Fiscal 2015 Guidance to Adjusted Diluted EPS in Range of $3.02 to $3.15 from $2.95 to $3.10; Raises Adjusted Operating Margin Outlook to Range of 10.4% to 10.7% on Net Revenues in the Range of $2.146 Billion to $2.176 Billion

Corte Madera, CA – June 11, 2015 – RH (Restoration Hardware Holdings, Inc. - NYSE:RH) today announced record financial results for the first quarter ended May 2, 2015. The Company will also post a video presentation highlighting its continued evolution, recent performance, and the announcement of a new business on the RH Investor Relations website at ir.restorationhardware.com.

First Quarter Highlights

•	Net revenues increased 15% on top of a 22% increase last year

•	Comparable brand revenues increased 15% on top of an 18% increase last year

•	Adjusted operating margin increased 60 basis points to 4.4%; GAAP operating margin of 4.0% compared to 1.3% for the same period last year

•	Adjusted net income increased 38% to $9.8 million; GAAP net income of $7.2 million compared to $1.8 million for the same period last year

•	Adjusted diluted EPS increased 28% to $0.23; GAAP diluted EPS of $0.17 compared to $0.04 for the same period last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “RH continues to outperform the home furnishings industry by a wide margin. Net revenues exceeded our outlook and increased 15% on top of a 22% increase last year. Comparable brand revenues increased 15% on top of 18% last year – representing a 33% increase over the two year period. Additionally, we grew our adjusted operating margin by 60 basis points and adjusted net income by 38%, both ahead of our expectations, and further demonstrating the disruptive nature of the RH brand and the power of our multi-channel business model.”

Mr. Friedman continued, “Our first next generation Design Gallery, RH Atlanta - The Gallery at the Estate in Buckhead - continues to accelerate and gain momentum and we are even more pleased with its evolution. With the 2015 Source Books just now reaching the Atlanta market, as well as the addition of our new businesses later this year, we believe that this gallery is well on track to exceed our original expectations.”

Mr. Friedman added, “Looking forward, we remain focused on our key value driving strategies including the expansion of our product offer, the transformation of our retail stores, and the continued enhancement of our multi-channel platform and operating infrastructure. Later this year, we will be opening next generation Design Galleries in Chicago, Tampa, Denver and Austin. Looking to 2016 and beyond, we now have signed leases for 10 next generation Design Galleries and are in negotiations or have sites identified for at least 25 additional locations. In addition, we have multiple new concepts and services in our product development pipeline that we believe will continue to demonstrate the innovative and disruptive nature of our brand, and drive industry leading performance for years to come.”

Mr. Friedman concluded, “The business momentum we are experiencing thus far in 2015, coupled with the launch of new businesses and the opening of four next generation Design Galleries later this year, gives us further confidence in our financial outlook for fiscal 2015. We are increasing our adjusted net income guidance for fiscal 2015 to growth in the range of 30% to 36% - above our long term target of mid to high twenties - and now expect net revenues to grow in the range of 15% to 17%. Fiscal 2015 is a bridge year for RH, with revenue growth targeted in the mid-teens, and then reaccelerating to our long term goal of 20% as our real estate transformation and new product introductions ramp in fiscal 2016. While still in the early stages of building RH into the leading home brand for the luxury customer, we are well on track towards our long-term goal of $4 billion to $5 billion in North American sales, mid-teens operating margins, significant free cash flow and industry-leading return on invested capital.”

First Quarter Fiscal 2015 Results

Revenue - Net revenues for the first quarter of fiscal 2015 increased 15% to $422.4 million from $366.3 million in the first quarter of fiscal 2014. Comparable brand revenue growth, which includes direct, was 15% in the first quarter of fiscal 2015 on top of 18% for the same period last year. Direct revenues increased 18% to $207.7 million in the first quarter of fiscal 2015. This growth is on top of a 24% increase in direct revenues in the first quarter of fiscal 2014. Direct revenues during the first quarter of fiscal 2015 represented 49% of total net revenues.

Revenue Metrics*

	Three Months Ended
	May 2, 2015	May 3, 2014
Stores as a percentage of net revenues	51%	52%
Direct as a percentage of net revenues	49%	48%
Growth in net revenues:
Stores	13%	19%
Direct	18%	24%
Total	15%	22%
Comparable brand revenue growth	15%	18%

*	See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

Retail Galleries - As of May 2, 2015, the Company operated a total of 67 retail galleries, consisting of 57 legacy Galleries, 6 larger format Galleries, 1 next generation Design Gallery, and 3 Baby & Child Galleries, as well as 17 outlet stores, throughout the United States and Canada. This compares to a total of 69 retail galleries, consisting of 61 legacy Galleries, 5 larger format Galleries and 3 Baby & Child Galleries, as well as 17 outlet stores, as of May 3, 2014.

Retail Gallery Metrics*

	Three Months Ended
	May 2, 2015		May 3, 2014
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	67	607	70	554
Retail galleries opened
RH Tampa Temporary Gallery	1	4.3	—	—
Retail galleries closed
RH Tampa Legacy Gallery	(1)	(6.1)	—	—
RH Berkeley Legacy Gallery	—	—	(1)	(5.6)

End of period	67	605	69	548

% Growth		10%		5%

Weighted-average leased selling square footage		606		553
% Growth		10%		10%

*	See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of May 2, 2015 and May 3, 2014 was 857,000 and 792,000, respectively.

Weighted-average leased square footage for the three months ended May 2, 2015 and May 3, 2014 was 846,000 and 783,000, respectively.

Retail sales per leased selling square foot for the three months ended May 2, 2015 and May 3, 2014 was $304 and $297, respectively.

Operating Income and Margin** - Adjusted operating income in the first quarter of fiscal 2015 increased 33% to $18.6 million compared to $14.0 million in the first quarter of fiscal 2014. Adjusted operating margin in the first quarter of fiscal 2015 increased 60 basis points to 4.4% from 3.8% for the same period last year. Including the impact of non-recurring and other items in the first quarter of fiscal 2015, GAAP operating income was $17.0 million compared to $4.8 million for the same period last year and GAAP operating margin was 4.0% compared to 1.3% for the same period last year.

Net Income** - Adjusted net income in the first quarter of fiscal 2015 increased 38% to $9.8 million from $7.2 million in the first quarter of fiscal 2014. Including the impact of non-recurring and other items, GAAP net income for the first quarter of fiscal 2015 was $7.2 million compared to $1.8 million for the same period last year.

Earnings Per Share** - Adjusted diluted EPS for the first quarter of fiscal 2015 increased 28% to $0.23 from $0.18 for the same period last year. Including the impact of non-recurring and other items, GAAP diluted EPS for the first quarter of fiscal 2015 was $0.17 compared to $0.04 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company is providing the following guidance for the second quarter of fiscal 2015:

•	Net revenues in the range of $495 million to $505 million

•	Adjusted net income in the range of $33.7 million to $35.4 million

•	Adjusted diluted EPS in the range of $0.80 to $0.84

•	Income tax rate of approximately 39%

•	Diluted shares outstanding of approximately 42.1 million

The Company is increasing its guidance for the fiscal year ending January 30, 2016 as follows:

•	Net revenues increased to range of $2.146 billion to $2.176 billion

•	Adjusted operating margins increased to range of 10.4% to 10.7%

•	Adjusted net income increased to range of $127 million to $133 million

•	Adjusted diluted EPS increased to range of $3.02 to $3.15

•	Income tax rate of approximately 39%

•	Diluted shares outstanding of approximately 42.2 million

•	Capital expenditures in the range of $140 million to $160 million

Note: The Company’s adjusted operating margin, adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs, such as for unusual items which may occur in the future, and which are expected to be similar in future periods to the kinds of charges and costs excluded from adjusted operating margin, adjusted net income and adjusted diluted earnings per share in prior quarters.

Video Presentation and Q&A Conference Call Information

Accompanying this release, RH will today post a video presentation highlighting the Company’s first quarter fiscal 2015 performance and outlook on the Company’s Investor Relations website, ir.restorationhardware.com. Management will then host a live question and answer conference call at 2:30 p.m. PT (5:30 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.restorationhardware.com. A replay of the question and answer session conference call will be available through June 25, 2015 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 61021146, as well as on the Company’s investor relations website.

About RH

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

**Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted EPS (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. With respect to the Company’s non-GAAP guidance for the second quarter of fiscal 2015 and the fiscal year ending January 30, 2016, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items. For previous periods, such non-recurring and recurring reconciling items included non-cash and other one-time compensation expense, one-time income tax expense (benefit), and legal claim related expenses, among others. Certain items that impact these measures have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and as a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort.

Forward-Looking Statements

This release and the accompanying video presentation contain forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the second quarter of fiscal 2015 and the fiscal year ending January 30, 2016; our expectations regarding our first next generation Design Gallery, RH Atlanta - The Gallery at the Estate in Buckhead, including that it is well on track to exceed our original expectations; our plans to open, later this year, next generation Design Galleries in Chicago, Tampa, Denver and Austin; our belief that our new concepts and services in our product development pipeline will continue to demonstrate the innovative and disruptive nature of our brand, and drive industry leading performance for years to come; our expectation that we will reaccelerate to our long term goal of 20% revenue growth as our real estate transformation and new product introductions ramp up in fiscal 2016; our belief that we are well on track towards our long-term goal of $4 billion to $5 billion in North American sales, mid-teens operating margins, significant free cash flow and industry-leading return on invested capital; any expectation that certain charges and costs that we eliminate from our adjusted earnings and operating results relate to unusual items or that such items may not recur in future periods or if such items do occur in future periods that they will be similar to the charges or costs in prior periods including as to the magnitude of such charges or costs, and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2015, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contacts

Restoration Hardware Holdings, Inc.

Cammeron McLaughlin, 415-945-4998

VP, Investor Relations

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

FINANCIAL STATEMENTS AND RELATED INFORMATION

TABLE OF CONTENTS

Page 7.	Reconciliation of Adjusted Income Statement Items

Page 8.	Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share

Page 9.	Reconciliation of GAAP Net Income to Adjusted Net Income

Page 10.	Reconciliation of Net Income to Operating Income and Adjusted Operating Income

Page 11.	Condensed Consolidated Statements of Income

Page 12.	Condensed Consolidated Balance Sheets

Page 13.	Condensed Consolidated Statements of Cash Flows

Page 14.	Calculation of Free Cash Flow

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	Reported May 2, 2015	Adjustments	Adjusted May 2, 2015	% of Net Revenues	Reported May 3, 2014	Adjustments	Adjusted May 3, 2014	% of Net Revenues
Net revenues	$422,445	$—	$422,445	100.0%	$366,254	$—	$366,254	100.0%
Cost of goods sold [a]	279,027	(1,379)	277,648	65.7%	241,905	—	241,905	66.0%

Gross profit	143,418	1,379	144,797	34.3%	124,349	—	124,349	34.0%
Selling, general and administrative expenses [a]	126,389	(189)	126,200	29.9%	119,571	(9,200)	110,371	30.2%

Income from operations	17,029	1,568	18,597	4.4%	4,778	9,200	13,978	3.8%
Interest expense [b]	5,649	(2,702)	2,947	0.7%	2,056	—	2,056	0.6%

Income before income taxes	11,380	4,270	15,650	3.7%	2,722	9,200	11,922	3.2%
Income tax expense [c]	4,224	1,584	5,808	1.4%	927	3,842	4,769	1.2%

Net income [d]	$7,156	$2,686	$9,842	2.3%	$1,795	$5,358	$7,153	2.0%

Weighted-average shares used in computing basic net income per share	39,913,946		39,913,946		39,152,923		39,152,923
Basic net income per share	$0.18		$0.25		$0.05		$0.18

Weighted-average shares used in computing diluted net income per share	41,959,718		41,959,718		40,787,726		40,787,726
Diluted net income per share	$0.17		$0.23		$0.04		$0.18

[a]	Adjustment represents charges incurred or the impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[b]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the issuance of the $350 million principal amount of convertible senior notes that were issued in June 2014 (the “Notes”), we separated the Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity component as interest expense on the Notes over the term of the Notes. The equity component represents the difference between the proceeds from the issuance of the Notes and the fair value of the liability component of the Notes. Amounts are presented net of interest capitalized for capital projects of $0.5 million during the three months ended May 2, 2015.
[c]	The adjustment for the three months ended May 2, 2015 represents the tax effect of the adjusted items based on our effective tax rate of 37.11%. The three months ended May 3, 2014 includes an adjustment to calculate income tax expense at a pro forma 40% effective tax rate.
[d]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended
	May 2, 2015	May 3, 2014

Diluted net income per share	$0.17	$0.04
EPS impact of adjustments (pre-tax) [a]:
Legal claim	$0.04	$0.23
Amortization of debt discount	0.06	—

Subtotal adjusted items	0.10	0.23
Impact of income tax on adjusted items [a]	(0.04)	(0.09)

Adjusted diluted net income per share [b]	$0.23	$0.18

[a]	Refer to table titled “Reconciliation of Adjusted Income Statement Items” and its footnotes for additional information.
[b]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	May 2, 2015	May 3, 2014
GAAP net income	$7,156	$1,795

Adjustments (pre-tax) [a]:
Legal claim	$1,568	$9,200
Amortization of debt discount	2,702	—

Subtotal adjusted items	4,270	9,200
Impact of income tax on adjusted items [a]	(1,584)	(3,842)

Adjusted net income [b]	$9,842	$7,153

[a]	Refer to table titled “Reconciliation of Adjusted Income Statement Items” and its footnotes for additional information.
[b]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	May 2, 2015	May 3, 2014
Net income	$7,156	$1,795
Interest expense	5,649	2,056
Income tax expense	4,224	927

Operating income	17,029	4,778
Legal claim [a]	1,568	9,200

Adjusted operating income	$18,597	$13,978

Net revenues	$422,445	$366,254

Operating margin [b]	4.0%	1.3%

Adjusted operating margin [b]	4.4%	3.8%

[a]	Refer to table titled “Reconciliation of Adjusted Income Statement Items” and its footnotes for additional information.
[b]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	May 2, 2015	% of Net Revenues	May 3, 2014	% of Net Revenues
Net revenues	$422,445	100.0%	$366,254	100.0%
Cost of goods sold	279,027	66.1%	241,905	66.0%

Gross profit	143,418	33.9%	124,349	34.0%
Selling, general and administrative expenses	126,389	29.9%	119,571	32.7%

Income from operations	17,029	4.0%	4,778	1.3%
Interest expense	5,649	1.3%	2,056	0.6%

Income before income taxes	11,380	2.7%	2,722	0.7%
Income tax expense	4,224	1.0%	927	0.2%

Net income	$7,156	1.7%	$1,795	0.5%

Weighted-average shares used in computing basic net income per share	39,913,946		39,152,923
Basic net income per share	$0.18		$0.05

Weighted-average shares used in computing diluted net income per share	41,959,718		40,787,726
Diluted net income per share	$0.17		$0.04

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 2, 2015	January 31, 2015	May 3, 2014

ASSETS
Cash and cash equivalents	$103,767	$148,934	$10,942
Short-term investments	75,507	62,168	—
Merchandise inventories	601,739	559,297	483,530
Other current assets	153,369	141,845	167,194

Total current assets	934,382	912,244	661,666
Long-term investments	9,277	18,338	—
Property and equipment—net	458,113	390,844	241,053
Goodwill and intangible assets	173,018	172,978	173,372
Other non-current assets	27,512	31,595	23,865

Total assets	$1,602,302	$1,525,999	$1,099,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$240,422	$235,159	$215,381
Other current liabilities	112,650	109,270	87,303

Total current liabilities	353,072	344,429	302,684
Convertible senior notes—net	287,799	284,388	—
Financing obligations under build-to-suit lease transactions	172,174	124,770	45,752
Revolving line of credit	—	—	149,146
Other non-current obligations	70,748	69,496	60,147

Total liabilities	883,793	823,083	557,729

Stockholders’ equity	718,509	702,916	542,227

Total liabilities and stockholders’ equity	$1,602,302	$1,525,999	$1,099,956

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	May 2, 2015	May 3, 2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,156	$1,795
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,979	7,640
Stock-based compensation expense	5,299	2,231
Amortization of debt discount	3,250	—
Other non-cash items	(539)	(5,196)
Change in assets and liabilities:
Merchandise inventories	(42,253)	(29,631)
Accounts payable, accrued expenses and other	2,729	(34,058)

Net cash used in operating activities	(14,379)	(57,219)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(29,227)	(16,515)
Purchase of investments—net of maturities	(4,471)	—

Net cash used in investing activities	(33,698)	(16,515)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under revolving line of credit	—	63,721
Payments on capital leases	(83)	(985)
Proceeds from exercise of stock options	2,221	3,500
Excess tax benefit from exercise of stock options	1,075	5,364
Tax withholdings related to issuance of stock-based awards	(376)	(317)

Net cash provided by financing activities	2,837	71,283

Effects of foreign currency exchange rate translation	73	4

Net decrease in cash and cash equivalents	(45,167)	(2,447)
Cash and cash equivalents
Beginning of period	148,934	13,389

End of period	$103,767	$10,942

RESTORATION HARDWARE HOLDINGS, INC.

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended
	May 2, 2015	May 3, 2014
Net cash used in operating activities	$(14,379)	$(57,219)
Capital expenditures	(29,227)	(16,515)
Payments on capital leases	(83)	(985)

Free cash flow [a]	$(43,689)	$(74,719)

[a]	Free cash flow is calculated as net cash provided by operating activities less capital expenditures and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions.